Exhibit 99.1

Tesoro Logistics LP Announces Amended Purchase Agreement for the Acquisition of Chevron Pipe Line Company's Northwest Products System

SAN ANTONIO - May 20, 2013 - Tesoro Logistics LP (NYSE:TLLP) ("TLLP" or the "Partnership") today announced that it has amended the purchase agreement for the acquisition of Chevron Pipe Line Company's Northwest Products System ("Northwest Products System"), reducing the purchase price from $400 million to $355 million. The lower purchase price reflects a renegotiation as a result of the diesel fuel release that occurred near Willard, Utah on March 18, 2013. Chevron Pipe Line Company will retain liabilities and responsibility for remediation of the diesel fuel release site for a period of two years.

"As we enter into the final stages of the regulatory approval process on the Northwest Products System acquisition, we look forward to the successful integration of these assets within our system," said Greg Goff, TLLP's Chairman and Chief Executive Officer. "Closing this transaction will allow us to add to our portfolio of well positioned, fee-based logistics assets while significantly increasing third-party revenue. We expect to invest $15 million to $25 million over the next two years to implement a detailed inspection program to further improve the integrity of the pipeline system."

The Partnership expects to utilize net proceeds from the $392 million equity offering on January 14, 2013 to fund the acquisition of the Northwest Products System. Estimated EBITDA from the Northwest Products System for the first twelve months is $30 million to $35 million.

The Northwest Products System consists of the Northwest Product Pipeline, a 760-mile Federal Energy Regulatory Commission (FERC)-regulated common carrier products pipeline which extends from Salt Lake City, Utah to Spokane, Washington, a five-mile jet fuel pipeline to the Salt Lake City International Airport and the Northwest Terminalling Company, consisting of refined products terminals in Boise and Pocatello, Idaho and Pasco, Washington, which are not subject to FERC regulation.

The common carrier pipeline is the primary source of refined products to southern Idaho and is a major supplier of refined products to eastern Washington. For 2012, throughput volumes on the pipeline system averaged approximately 87,000 barrels per day. The terminals have a total storage capacity of 1.3 million barrels and delivered an average of approximately 56,000 barrels per day.

TESORO LOGISTICS LP
RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER US GAAP
(Unaudited, in millions)

Reconciliation of Forecasted EBITDA to Forecasted Net Income:	Northwest Products System Twelve months post-closing
Forecasted net income	$1 - 6
Add: Depreciation and amortization expenses	18
Add: Interest and financing costs, net (a)	11
Forecasted EBITDA (b)	$30 - 35

(a) Forecasted net interest and financing costs assume an equal split of debt and equity financing.
(b) We define EBITDA as net income before net interest and financing costs and depreciation and amortization expenses. Forecasted amounts presented assume that expenditures for maintenance will be capitalized on the balance sheet. However, as we obtain a better understanding of the maintenance required as a result of inspections, we may identify costs that will be recorded as operating and maintenance expense. EBITDA should not be considered as an alternative to net income in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income. EBITDA is not a measure prescribed by U.S. GAAP but is a supplemental financial measure that is used by management and may be used by external users of our financial statements, such as industry analysts, investors, lenders and rating agencies to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the timing of regulatory approval for the Northwest Products System acquisition; integration of the assets within the Partnership's system; potential costs associated with the pipeline inspection program and integrity work; expected increase in third-party revenue; and expected EBITDA from the assets to be acquired.  For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

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